TCI
TCI INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 9, 1999

To Our Stockholders:

	You are cordially invited to attend the Annual Meeting of Stockholders of TCI International, Inc. which will be held at the Sheraton-Sunnyvale, 1100 N. Mathilda Avenue, Sunnyvale,
California at 8:30 a.m. on February 9, 1999 for the following purposes:

1.	To elect two Class II directors to serve until the 2001
Annual Meeting and two Class III directors to serve until the 2002 Annual Meeting or until their successors have been elected and qualified;

2.	To ratify the selection of KPMG Peat Marwick LLP as
independent public accountants for the fiscal year ending September 30, 1999; and

3.	To act upon such other business as may properly come
before the meeting or any adjournment or postponement thereof.

	The Board of Directors has fixed the close of business on January 5, 1999 as the record date for determining those stockholders who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

	Representation of at least a majority of all outstanding shares of Common Stock of TCI International, Inc. is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted.

	Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.


							Very truly yours,



							John W. Ballard, III
							President

       Sunnyvale, California
       January 8, 1999


Stockholders Should Read the Entire Proxy Statement
Carefully Prior to Returning Their Proxies


PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 9, 1999

	This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of TCI International, Inc., a Delaware corporation, of proxies to be voted at the Annual Meeting of Stockholders to be held at 8:30 a.m. on February 9, 1999 at the Sheraton-Sunnyvale, 1100 N. Mathilda Avenue, Sunnyvale, California, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. TCI International, Inc. is a holding company which has three operating subsidiaries, Technology for Communications International ("TCI"), BR Communications ("BR") and TCI Wireless, Inc. ("TCIW"). Unless the context otherwise indicates, the term "Company" as used herein refers to TCI International, Inc. and its consolidated subsidiaries. This Proxy Statement and the proxy card were first mailed to stockholders on or about January 15, 1999.


VOTING RIGHTS AND SOLICITATION

	The close of business on January 5, 1999 was the record date for stockholders entitled to notice of, and to vote at, the Annual Meeting. As of that date, TCI International, Inc. had 3,211,715 shares of common stock (the "Common Stock") issued and outstanding (excluding Treasury Stock held by the Company). All such shares of the Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and stockholders of record entitled to vote at the meeting will have one (1) vote for each share on the matters to be voted upon.

	Shares of the Common Stock represented by proxies in the accompanying form, which are properly executed and returned to the Company, will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each director as described herein under "Proposal 1 - Election of Directors" and FOR ratification of the selection of accountants as described herein under "Proposal 2 - Ratification of Selection of Independent Public Accountants." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation, or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

	Assuming a quorum is present, the four nominees for Directors receiving the greatest number of votes cast at the meeting will be elected. The affirmative vote of a majority of the shares represented and entitled to vote at the meeting is required to ratify the selection of the auditors for the Company. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders (other than the election of Directors), whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

	The entire cost of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of mail, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers, and regular Company employees for no additional compensation. Arrangement may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.


PROPOSAL 1

ELECTION OF DIRECTORS

	The members of the Board of Directors of TCI International, Inc. are classified into three classes, one of which is elected at each Annual Meeting of Stockholders to hold office for a three-year term, or until successors of such class have been elected and qualified. The nominees for the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees for Director listed below. In the event that any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a Director.

Nominees to Board of Directors

Name                  Principal Occupation         Class and Year          Age
                                                   in which Term
                                                   Will Expire
Donald C. Cox         Professor, Electrical         Class II; 2001         61
                      Engineering, Stanford
                      University

C. Alan Peyser        President and CEO Emeritus    Class II; 2001         65
                      of Cable & Wireless, Inc.


John W. Ballard, III  President and CEO of TCI      Class III;2002         40
                      International, Inc.



John L. Anderson      President of Celerity         Class III;2002         46
                      Systems, Inc.


	Donald C. Cox, a professor of Electrical Engineering at Stanford University, has held the Harold Trap Friis Professor of Engineering chair since 1993 and is the Director of Stanford's Center for Communications. From 1991 to 1993, he was Executive Director of Radio Research Department, Bellcore. Dr. Cox is a member of the Audit Committee and the Compensation Committee.

	C. Alan Peyser was the President and CEO of Cable and Wireless, Inc. from 1993 to 1997. He was the President of Cable and Wireless, Inc. from 1980 to 1993. He has been a Director of Cable and Wireless since 1981. Mr. Peyser also serves as a Director of Network Imaging, CWI and Spaceworks. Mr. Peyser is a member of the Audit Committee.

	John W. Ballard III joined the Company in 1988 serving in numerous capacities in the Engineering and Administration Departments of the Information System Division. In 1990, he was appointed Deputy General Manager and later was appointed Vice President and General Manager of the Information System Division. In 1992, he was appointed President of BR Communications. In 1993, he was appointed Chief Financial Officer, Chief Operating Officer, and Vice President and General Manager of the Company. On October 3, 1998, he was appointed President and CEO of the Company.

	John L. Anderson is the President of Celerity Systems, Inc. He founded Celerity Systems, Inc. in 1994 and is responsible for product definition and development. From 1981 to 1994, he was Chief Engineer of New Products Group at TRW/ESL in Sunnyvale.
Mr. Anderson was appointed to the Board on December 16, 1998 as a Class III Director to replace Mr. Hamilton Budge who resigned from the Board on October 2, 1998.



Directors Not Standing For Election

Name              Principal Occupation      Director     Class and Year   Age
                                             Since       in which Term
                                                         will expire
Asaph H. Hall       Retired. Chairman of      1992        Class I; 2000    65
                    the Board of TCI
                    International, Inc.


E. M. T. Jones      Retired. Chairman of      1987        Class I; 2000    74
                    the Board of TCI
                    International, Inc.


Slobodan Tkalcevic  Vice President of         1996        Class I; 2000    45
                    Advanced Development
                    of TCI International,
                    Inc.

	Asaph H. Hall, from 1991 to 1994, was Corporate Vice President-Information Systems and Administrative Services at General Dynamics, and from 1984 to 1991 was General Manager of General Dynamics Data Systems Division. Mr. Hall has held various other positions at General Dynamics since 1977. He serves on the Compensation Committee and Audit Committee.

	E.M.T. Jones, a founder of TCI, has been Chairman of the Board of the Company since 1990. From 1985 to 1990, Dr. Jones served as Vice President, Development of TCI. From 1974 to 1985 he was Executive Vice President of TCI. From 1968 to 1974 Dr. Jones served as Vice President, Engineering of TCI. He has been a Director of TCI since 1968 and of the Company since 1987.

	Slobodan Tkalcevic joined the Company in 1978. He was named Senior System Engineer in 1986, became Technical Advisor to
General Manager in 1990, and has served as the Company's Vice
President for Advanced Development since 1993.


BOARD MEETINGS AND COMMITTEES

	The Board of Directors of the Company held a total of six meetings during the fiscal year ended September 30, 1998. Each Director attended (during the period that he served) at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served.

	The Company has an Audit Committee and a Compensation
Committee of the Board of Directors. There is no nominating committee or committee performing the functions of a nominating committee.

	The Audit Committee meets with the Company's financial management and its independent public accountants and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, which currently consists of Messrs. Hall, Peyser and Cox, held two meetings during the Company's last fiscal year.

	The Compensation Committee reviews and approves the Company's compensation arrangements for key employees. This
Committee, which currently consists of Messrs. Cox and Hall, held one meeting during the last fiscal year.

	The Compensation Committee also has responsibility for administering the Company's 1981 Stock Option Plan with respect to all individuals in the Company's employ or service, other than the Company's executive officers. The Board of Directors has responsibility for administering the 1981 Stock Option Plan with respect to the Company's executive officers.


DIRECTOR REMUNERATION

	Each non-employee member of the Board of Directors was paid an annual retainer fee of $10,800 in fiscal 1998 (prorated quarterly, for those directors serving a portion of the year) and was reimbursed for all out-of-pocket costs incurred in connection with their attendance at board meetings. Mr. Hall received an additional annual retainer fee of $2,700 for his service as Chairman of the Audit Committee. The Company also pays each non-employee Director $675 for each Board meeting attended, $450 for each committee meeting attended that is not held in conjunction with a Board meeting and $225 for each committee meeting attended that is held in conjunction with a Board meeting.

	In addition, each non-employee Board member will receive, over his or her continued period of Board service, a series of option grants under the 1995 Non-Employee Director Stock Option Plan (the "Director Plan"). Each individual who is first appointed or elected to serve as a non-employee Board member will automatically receive on the date of his or her initial election or appointment an option to purchase 10,000 shares of Common Stock, provided such individual has not previously been in the employ of the Company. Furthermore, each individual who continues to serve as a non-employee Board member will receive an option to purchase 6,000 shares of Common Stock at (i) the Annual Stockholders Meeting held in the calendar year in which occurs the third anniversary of the grant date of the initial automatic option grant, and (ii) every third Annual Stockholders Meeting following the Annual Meeting at which the non-employee Board member received his or her first 6,000-share option grant. Messrs. Budge, Cox, Hall and Peyser each received a 6,000-share
option grant at the 1998 Annual Meeting of Stockholders.   Mr.
John Anderson received an option grant for 10,000 shares in connection with his appointment to the Board of Directors on December 16, 1998. Each option granted under the Director Plan has an exercise price per share equal to the closing selling price per share of the Company's common stock on the grant date, as reported on the Nasdaq National Market, and the shares subject to each option will vest as follows: one-third immediately upon grant, an additional one-third upon the optionee's completion of one year of Board service measured from the grant date and the remaining one-third upon the optionee's completion of two years of Board service measured from the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

	The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of January 5, 1999 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company, (ii) each director, (iii) each officer listed in the Summary Compensation Table and (iv) all directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

							                                       Shares		          Percent
Name and Address of Beneficial Owner 		  Beneficially Owned     Of Class
TCI International Inc. Employee Stock         494,254 (1)        15.4%
Ownership Plan	c/o Charles Schwab
Trust Company, Trustee
1 Montgomery Street, 7th Floor.,
San Francisco, California  94104

John W. Ballard	                              447,391 (2)        13.9%
c/o TCI International, Inc.
222 Caspian Drive, Sunnyvale,
California  94089

ROI Capital Management					                   366,000 (3)		      11.4%
3018 Willow Pass Road, Ste 210,
Concord, Ca. 94519

Athena Capital Management, Inc.				           210,550 (4)	        6.6%
621 East Germantown Pike, Ste 105
Plymouth Valley, Ca. 19401

Dimensional Fund Advisors Inc.	               171,920 (5)	        5.4%
1299 Ocean Ave., 11th Floor,
Santa Monica, Ca.  90401


E.M.T. Jones		                                155,016 (2)	        4.8%
c/o TCI International, Inc.
222 Caspian Drive
Sunnyvale, California  94089

John L. Anderson (6)					                      10,000		            *

Donald C. Cox (6)	                             15,500	             *

Asaph H. Hall (6)		                            20,000             	*

C. Alan Peyser (6)	                            15,500	             *

John W. Ballard III (2)(6)	                    74,780	            2.3%

Slobodan Tkalcevic (2)(6)	                     64,324	            2.0%

Mary Ann W. Alcon (2)(6)	                      13,027	             *

Mansour  Moussavian (2)(6)	                    44,231            	1.4%

All directors and executive officers
as a group (9 persons) (2)(6)(7) 	            412,378	           12.8%

1) Each of approximately 153 participants in the Company's Employee Stock Ownership Plan has sole voting power over all shares allocated to his or her account. The Administrative Committee for the Employee Stock Ownership Plan has investment power over the assets of the Employee Stock Ownership Plan, subject to the terms and limitations of such Plan. The Charles Schwab Trust Company serves as trustee in accordance with the terms of the Employee Stock Ownership Plan.

2) Includes shares allocated under the Employee Stock Ownership
Plan to the participant's account through September 30, 1998.
The shares allocated to officers and directors totaled
189,286. Such shares are included in the aggregate holdings of the Employee Stock Ownership Plan (see footnote (1)).

3) ROI Capital Management, Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 owns 366,000 shares according to information contained in its Schedule 13G filed on June 16, 1998.

4) Athena Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 owns 210,550 shares according to information contained in its Schedule 13G filed on January 26, 1998.

5) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, has advised the Company that Dimensional is deemed to have beneficial ownership of 171,920 shares of Common Stock, all of which are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or DFA Group Trust, an investment vehicle for qualified employee benefit plans, both of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

6) Includes shares subject to options which are currently exercisable or will become exercisable prior to March 31, 1999. The exercisable stock option shares for officers and directors totaled 234,500.

7) Does not include John W. Ballard who resigned from the Board on October 2, 1998 and also resigned as President and CEO as of that date.

* Percentage of shares beneficially owned does not exceed 1% of the class so owned.


EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation
		The following table sets forth the compensation paid or accrued by the Company for the years ended September 30, 1998, 1997 and 1996 to the Chief Executive Officer, and the other executive officers of the Company whose salary and bonus for the fiscal year ended September 30, 1998 exceeded $100,000 (the
"Named Officers").

SUMMARY COMPENSATION TABLE

                                    Annual Compensation           Long Term
                                    -------------------           Compensation
                                Fiscal                            Securities         All Other
Name and Principal Position     Year      Salary(2)   Bonus       Underlying         Compenstions (3)
                                                                  Options/SARs (#)
John W. Ballard (1)             1998      $175,090     $---              ---          $7,589
President and Chief Executive   1997       174,671      ---              ---           6,627
Officer of the Company and TCI  1996       153,271      ---              ---           8,533

John W. Ballard III,            1998       148,092      ---              ---           7,044
President and Chief Executive   1997       147,610      ---              ---           6,627
Officer of the Company and TCI  1996       123,049     25,000           7,500          8,021

Slobodan Tkalcevic              1998       144,105     10,000            ---           7,589
Vice President of Advanced      1997       139,538     20,000            ---           6,627
Development of the Company      1996       110,530     20,000           15,000         6,306

Mary Ann W. Alcon               1998       105,297      5,000            ---           5,109
Chief Financial Officer         1997        87,926      7,165            ---           4,356
                                1996        78,749      6,000            ---           4,206

Mansour  Moussavian             1998       127,375      5,000            ---           6,269
General Manager of the          1997       120,321      6,899            ---           5,246
Broadcast & Communications      1996       106,118      5,000           7,500          5,978
Division


(1) Resigned October 2, 1998
(2) Salary amounts include amounts deferred under the Company's 401(k) Plan
(3) Represents the Company's contribution under the Company's ESOP and 401(k) Plan as follows:

                          Section 401(k)               Employee Stock
                      Plan/Profit Sharing Plan         Ownership Plans

                      1998     1997     1996       1998     1997     1996
John W. Ballard      $7,323   $6,627   $5,766     $ 266    $ ---    $2,767

John W. Ballard III   6,778    6,627    5,691       266      ---     2,330

Slobodan Tkalcevic    7,323    6,627    5,210       266      ---     1,096

Mary Ann W. Alcon     4,934    4,356    3,534       175      ---       672

Mansour Moussavian    6,059    5,246    4,911       210      ---     1,067


Stock Options
	No Named Officer received an option
grant in fiscal year 1998, and no stock appreciation rights
("SARs") were granted during such fiscal year to any Named
Officer.


Option/SAR Exercises and Holdings
	The following table provides information with respect to the Named Officers concerning the unexercised options held by such individuals at the end of the 1998 fiscal year. No stock options or SARs were exercised during the 1998 fiscal year by the Named Officers, nor were any SARs outstanding at the end of such fiscal year.

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND FY-END OPTION/SAR VALUE


                     Shares                    Number of Unexercised        Value of Unexercised In-the-
                     Acquired on    Value      Options/SARs at FY-End (#)   Money Options/SARs at FY-End
Name                 Exercise (#)   Realized   Exercisable/Unexercisable               (1)
                                                                            Exercisable/Unexercisable
John W. Ballard III     None         None            63,000/12,500                    None

Slobodan Tkalcevic      None         None            49,500/15,500                    None

Mary Ann W. Alcon       None         None            13,000/0                         None

Mansour Moussavian      None         None            41,000/13,500                    None

_________________
(1) Value based upon the closing selling price of the Company's
Common Stock on September 30, 1998 on the Nasdaq National
Market ($3.063 per share) less the exercise price payable per share.

Employment Contract and Change of Control Arrangements
 	The Company does not presently have any employment contracts in effect with the Chief Executive Officer or its other executive officers. The shares subject to outstanding option grants under the Company's 1981 Stock Option Plan will immediately vest upon an acquisition of the Company, unless the options are assumed by the acquiring entity.

Officer Loan
	In December 1997, the Company loaned Mr. Moussavian, the General Manager of the Broadcast & Communications Division, $200,000 to assist him in the purchase of new primary residence. The loan bears interest at the rate of 6.02% per annum, compounded annually, and is currently secured by his former residence. At such time as Mr. Moussavian sells that former residence, he will be obligated to secure the loan with a deed of trust on his new residence. Accrued interest on the loan is payable annually, up to an amount not to exceed the greater of $10,000 or 50% of the annual bonus paid to Mr. Moussavian for each year the loan remains outstanding. The entire principal balance, together with all accrued and unpaid interest, will become payable in full upon the earlier of (i) December 19, 2002 or (ii) Mr. Moussavian's termination of employment with the Company. The largest amount outstanding on this loan during the 1998 fiscal year was $209,401, and as of January 5, 1999, the outstanding unpaid balance was $202,731.

Compensation Committee and Board of Directors Report on Executive
Compensation
	The Compensation Committee of the Board of Directors is composed entirely of independent, outside directors. The
Committee is responsible for reviewing and approving the compensation policies for all employees, including all officers, whose annual compensation is in excess of $100,000.

	The objective of the Compensation Committee is to establish a comprehensive program for the Company's executive officers which will (i) allow the Company to attract and retain the services of highly qualified individuals, (ii) tie executive compensation directly to the Company's business and performance objectives and (iii) reward outstanding individual performance that contributes to the Company's growth and long term success.

	In general, the compensation package for executive officers is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be marginally competitive with salary levels of similarly sized companies both within and without the industry which compete with the Company for executive talent, (ii) annual variable performance awards payable in cash and tied to the achievement of performance targets and (iii) long term stock based incentive awards which create common interests for the executive officers and the Company's stockholders.

	The Compensation Committee annually evaluates the executive officers' base compensation and bonus eligibility compared with surveyed executive compensation for similar sized companies and divisions published by the American Electronics Association. Eligibility for bonuses is generally based on a weighted evaluation taking into account the overall performance of the Company, the Compensation Committee's evaluation of each participant's contribution to such performance, and progress made towards the attainment of long term growth objectives. The Compensation Committee meets with the Chief Executive Officer
(the "CEO") to review his evaluation of the officers' performance and eligibility for bonuses, and then reconvenes without the CEO's presence to evaluate his performance. The Committee gives a report on its meeting to the full Board of Directors.

	For purposes of the stock price performance graph which appears latter in this Proxy Statement, the Company has selected the S&P Aerospace/Defense Index as the industry index. However, in selecting companies to survey for compensation purposes, the Compensation Committee considered many factors including geographic location, growth rate, annual revenue and profitability, and market capitalization. The Compensation Committee also considered companies outside the industry which may compete with the Company in recruiting executive talent. For this reason, there was no meaningful correlation between companies surveyed for compensation data and the companies included in the S&P Aerospace Index.

	The base salary level for the Company's executive officers for fiscal 1998 ranged from the 28th to 95th percentile of the base salary paid by companies in the peer group survey taken into consideration for comparative compensation purposes. In December 1997, Messrs. John W. Ballard and John W. Ballard III did not receive any salary increase for fiscal 1998. Messrs. Slobodan Tkalcevic and Mansour Moussavian and Mrs. Mary Ann W. Alcon received an increase of 3%, 16% and 27%, respectively, over salary levels paid in fiscal 1997.

	For fiscal 1998, the Compensation Committee established a bonus pool to be distributed on a discretionary basis among executives and managers of the Company and its subsidiaries provided certain financial, marketing and product development milestones were attained. For fiscal 1998, the Compensation Committee recommended to the full Board of Directors that Messrs. Slobodan Tkalcevic and Mansour Moussavian and Mrs. Mary Ann W. Alcon receive a bonus of $10,000, $5,000 and $5,000, respectively.

	For fiscal 1999, the Compensation Committee has again established a bonus pool to be distributed on a discretionary basis among executives and managers of the Company and its subsidiaries. The basis for distribution of this pool will be subjective, but is generally tied to the achievement of corporate and divisional goals as detailed in the Company's most recent strategic plan. More specifically, these goals relate to progress on new product introduction efforts and achievement of certain profitability and other financial milestones.

	Stock options are considered a component of the total compensation of officers. All stock option grants made under the 1981 Stock Option Plan to the Company's executive officers are authorized by the Board of Directors and are intended to align the interests of each officer-optionee with those of the stockholders and provide them with a significant incentive to manage the Company from the prospective of an owner with an equity interest in the success of the business. The size of the option grant made to each executive officer under the 1981 Plan is based upon that individual's current position with the Company, internal comparability with option grants made to other Company executives and the individual's potential for future responsibility and promotion over the option term. The Board of Directors also takes into account the existing equity holdings, whether in shares or in vested or unvested stock options, of the executive officer in determining the appropriate level of equity incentive to provide for each officer. However, the Board of Directors does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

	CEO Compensation. In setting the compensation payable to Mr. John W. Ballard, the Company's CEO, for the 1998 fiscal year, the Compensation Committee has sought to achieve two objectives:
(i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent and (ii) make a significant percentage of the total compensation package contingent upon performance.

	The base salary established for Mr. Ballard on the basis of the foregoing criteria is intended to provide him with a level of stability and certainty each year. However, this element of compensation historically has been affected to some degree by the Company's profitability. In fiscal 1998, Mr. Ballard's salary component of compensation was at the 37th percentile of the base salary in effect for chief executive officers of the same peer group companies which were included in the survey reviewed by the Compensation Committee for comparative compensation purposes.

	On October 2, 1998, Mr. John W. Ballard resigned as President and CEO and Mr. John W. Ballard, III was appointed as his successor as of October 3, 1998. In connection with his appointment as President and CEO, Mr. Ballard, III received an increase of 18% over the salary paid to him in fiscal 1998.

	Deduction Limit for Executive Compensation. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held corporations for compensation exceeding $1 million paid to certain executive officers. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1999 will exceed the $1 million limit per officer. Accordingly, the Compensation
Committee has not at this time instituted any changes to its compensation policies to take into account the $1 million limitation.

   The Compensation Committee	       The Board of Directors
	         Donald C. Cox             			John W. Ballard III
	         Asaph H. Hall			             John L. Anderson
					                                  Donald C. Cox
					                                  Asaph H. Hall
						                                 E.M.T. Jones
					                                  Alan C. Peyser
					                                  Slobodan Tkalcevic



Performance Graph

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG COMPANY,
S&P 500 INDEX AND S&P AEROSPACE/DEFENSE INDEX

          LINE GRAPH ILLUSTRATING THE FOLLOWING TABLE:

                   SEPT 30,   SEPT 30,   SEPT 30,   SEPT 30,   SEPT 30,   SEPT 30,
                     1993       1994       1995       1996       1997       1998
S&P 500            $100.00    $103.69    $134.53    $161.88    $227.36    $247.92

S&P AERO/DEF        100.00     111.81     172.41     236.03     292.06     217.23

COMPANY             100.00     106.25     203.13     165.63     153.13      76.58



	Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings of the Company, including this Proxy Statement in whole or in part, the preceding Performance Graph and Report of Compensation Committee and Board of Directors shall not be incorporated by reference into any such filings, nor shall such graph or report be incorporated by reference into any future filings.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

	No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. However, two members of the Board of Directors, Messrs. Ballard and Jones, are executive officers of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity which has an executive officer serving as a member of the Company's Board of Directors or Compensation Committee.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

	Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Companys Common Stock and any subsequent changes in their ownership to the Securities and Exchange Commission (SEC). Specific due dates have been established by the SEC, and the Company is required to disclose any failure to file by those dates. Based upon (i) the copies of
Section 16(a) reports that the Company received from such persons for 1998 fiscal year transactions and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed for them for the 1998 fiscal year, the Company believes that there has been compliance with all Section 16(a) filing requirements applicable to such officers, directors, and ten-percent beneficial owners for such fiscal year, except that a late Form 5 report was filed for each on the following non-employee Board members with respect to the option grant for 6,000 shares of the Company's common stock with an exercise price of $4.50 per share made to each of them on February 10, 1998 under the automatic option grant program in effect for such non-employee Board members: Messrs. Hamilton W. Budge, Donald C. Cox, Asaph H. Hall and C. Alan Peyser.

 PROPOSAL 2

 RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

	The firm of KPMG Peat Marwick LLP was selected to serve as independent public accountants for the Company for the fiscal year ending September 30, 1999. Although the selection of KPMG Peat Marwick LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the selection of the independent public accountants for fiscal 1999. In the event that stockholders fail to ratify the selection of KPMG Peat Marwick LLP, the Board of Directors would reconsider such selection.

	The Company anticipates that a representative of KPMG Peat Marwick LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires to do so.


STOCKHOLDER PROPOSALS

	Stockholders proposals intended to be considered at the 2000 Annual Meeting must be received by the Company no later than September 11, 1999. Proposals must be mailed to the Company's principal executive offices at 222 Caspian Drive, Sunnyvale, California 94089, Attention: Mary Ann Alcon. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC.

	In addition, the proxy solicited by the Board of Directors for the 2000 Annual Stockholders Meeting will confer discretionary authority on any stockholder proposals represented at that meeting, unless the Company is provided with notice of such proposal no later than December 1, 1999.

OTHER MATTERS

	Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

	It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

						BY ORDER OF THE BOARD OF DIRECTORS



					 /s/ 	John W. Ballard, III

      John W. Ballard, III
      President and Chief Executive Officer

      January 8, 1999
      Sunnyvale, California